WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN

TIME-BASED SHARE OPTION AWARD AGREEMENT

WHEREAS, Willis Group Holdings Public Limited Company and any successor thereto, hereinafter referred to as the "Company," has adopted the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as may be amended from time to time (the "Plan");

WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its shareholders to grant a time-based share option ("Option"), provided for herein to the Executive (as hereinafter defined) pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

THIS TIME-BASED SHARE OPTION AWARD AGREEMENT (this "Agreement"), effective as of May 10, 2013, is made by and between the Company and the individual (the "Executive") who has signed or electronically accepted this Agreement (including the Schedules attached hereto) in the manner specified in the Executive's online account with the Company's designated broker/stock plan administrator.

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified below, or to the extent not defined, as specified in the Plan unless the context clearly indicates to the contrary.

Section 1.1 - Cause

"Cause" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.2 - Change of Control

"Change of Control" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.3 - Deemed Vesting Commencement Date

"Deemed Vesting Commencement Date" shall mean April 30, 2013 for purposes of the forfeiture provisions set forth in Section 3.1 below.

Section 1.4 - Disability

"Disability" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.5 - Employment Agreement

"Employment Agreement" shall mean the agreement entered into on October 16, 2012 by and between the Company and the Executive.

Section 1.6 - Exercise Price

"Exercise Price" shall mean the exercise price of the Option set forth in a Schedule to the Agreement or communicated to the Executive through his online account with the Company's designated broker/stock plan administrator.

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The Exercise Price shall be not less than 100% of the Fair Market Value of the Shares on the Grant Date.

Section 1.7 - Good Reason

"Good Reason" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.8 - Grant Date

"Grant Date" shall mean the date set forth in a schedule to the Agreement or communicated to the Executive through his or her online account with the Company's designated broker/stock plan administrator.

Section 1.9 - Initial Term

"Initial Term" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.10 - Option

"Option" shall mean a time-based share option to purchase a specified number of Shares at a specified Exercise Price during specified time periods granted in accordance with this Agreement and the Plan, subject to the Executive's continued employment through each vesting date set forth in a schedule to the Agreement or provided to the Executive through the Executive's online account with the Company's designated broker/stock plan administrator, unless otherwise set forth in this Agreement.

Section 1.11 - Plan

"Plan" shall mean the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

Section 1.12 - Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.13 - Renewal Term

"Renewal Term" shall have the same meaning as the definition stated in the Employment Agreement.

Section 1.14 - Retirement

"Retirement" shall mean a termination of employment described in the first sentence of Section 3(c) of the Employment Agreement.

Section 1.15 - Secretary

"Secretary" shall mean the Secretary of the Company.

Section 1.8 - Shares

"Shares" shall mean Ordinary Shares of the Company, Nominal Value of $0.000115 each, which may be authorized but unissued.

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ARTICLE II

GRANT OF OPTION

Section 2.1 - Grant of Option

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule A to this Agreement, the Company hereby grants to the Executive an Option to purchase all or part of the aggregate number of Shares that is specified in a schedule to the Agreement or as stated in the Executive's online account with the Company's designated broker/stock plan administrator. This grant is a grant made pursuant to Section l(f) of the Employment Agreement. It is the understanding and intent of the parties that this Agreement shall in all respects be consistent with the provisions of the Employment Agreement. In the event of any conflict between the terms of the Agreement or the Plan and the provisions of the Employment Agreement, the provisions of the Employment Agreement that are more favorable to the Executive shall control.

Section 2.2 - Exercise Price

Subject to Section 2.4, the Exercise Price of each Share subject to the Option shall be as stated in a schedule to the Agreement or communication to the Executive through the Executive's online account with the Company's designated broker/stock plan administrator.

Section 2.3 - Employment or Service Rights

Subject to the terms of the Employment Agreement, the rights and obligations of the Executive under the terms of his office or employment with the Company shall not be affected by his participation in this Plan or any right which he may have to participate in it.

Section 2.4 - Adjustments in Options Pursuant to Change of Control or Similar Event, etc.

Subject to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to the Option are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the Option; (ii) the terms and conditions of the Option; and/or (iii) the Exercise Price of the Option. In the event of a Change of Control and regardless of whether the Option is assumed or substituted by a successor company, the Option shall not immediately vest and become exercisable unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate. Any such adjustment or determination made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons.

Section 2.5 - Clawback Policy

The Company may cancel all or part of the Option or require payment by the Executive to the Company of all or part of any amount or Shares received by the Executive following the exercise of the Option pursuant to the Company's Clawback Policy, as stated in Section 10 of the Plan, only if the Executive violates the noncompetition provision in Section 6(d) of the Employment Agreement

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1 - Commencement of Vesting and Exercisability

(a)    Subject to the Executive's continued employment with the Company or its Subsidiaries through the applicable vesting date, the Option shall vest and become exercisable according to the vesting schedule set forth below and the terms of the Employment Agreement and shall remain exercisable through the periods set forth in Section 3.2 below:

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Date the Option Becomes Vested and Exercisable	Percentage of the Option that Becomes Vested and Exercisable
10 May 2014 10 May 2015 10 May 2016	33% 33% 34%

(b)    In the event of the Executive's Termination of Service as a result of death or Disability, the Option shall become fully vested and exercisable with respect to all Shares underlying such Option.

(c)If, within two years of a Change of Control, the Executive experiences Te1mination of Service as result of (i) termination by the Company without Cause, (ii) resignation with Good Reason by the Executive or (iii) delivery to the Executive of a notice of non-renewal prior to the end of the Initial Term or first Renewal Term, the Option shall become fully vested and exercisable with respect to all Shares underlying such Option one day prior to the date of the Executive's Te1mination of Service.

(d)If the Executive experiences a Termination of Service as a result of (i) a termination by the Company without Cause, (ii) resignation with Good Reason by the Executive, or (iii) delivery to the Executive of a notice of non-renewal prior to the end of the Initial Term or the first Renewal Term, (A) the Executive shall be entitled to service credit equal to an additional twelve (12) months, measured as of the date of termination and (B) the Option shall be deemed to have a vesting schedule, in lien of the vesting schedule contemplated under Section 3.1(a), providing for the vesting of one-third (1/3rd) of the Option on each of the first three (3) anniversaries of the Deemed Vesting Commencement Date. If, after giving effect to the service vesting credit provided under this Section 3.I (d), the Executive is not deemed to have satisfied the requirement of continued employment through one or more of the applicable vesting dates pursuant to this Section or Section 3.l(a), any unvested portion of the Option shall be forfeited as of the date of Termination of Service.

(e)If,the Executive experiences a Termination of Service as a result of his Retirement, (i) the Executive shall be entitled to service credit equal to an additional twenty-four (24) months, measured as of the date of termination and (ii) the Option shall be deemed to have a vesting schedule, in lieu of the vesting schedule contemplated under Section 3.1(a), providing for the vesting of one-third (1/3rd) of the Option on each of the first three (3) anniversaries of the Deemed Vesting Commencement Date. If, after giving effect to the service vesting credit provided under this Section 3. I (e), the Executive is not deemed to have satisfied the requirement of continued employment through one or more of the applicable vesting dates pursuant to this Section or Section 3. l(a), any unvested portion of the Option shall be forfeited as of the date of termination.

(f)    Unless otherwise determined by the Committee in its sole discretion, no Option shall vest and become exercisable in the event of the Executive's Termination of Service for any reason that is not contemplated under Sections 3.l(b) and (c).

(g)Any portion of an Option that is vested and exercisable as of a Termination of Service (after giving effect to vesting acceleration contemplated under Sections 3.1(b) through 3 .2(f) shall remain exercisable for the period set forth in Section 3.2 (b) below the Option over Shares that have not yet vested shall immediately terminate and will at no time become exercisable.

(h)In the event of a Change of Control, the Option shall not automatically vest and become exercisable and the Committee shall have the sole discretion to accelerate the vesting of unvested portion of the Option.

Section 3 .2 - Expiration of Option

(a)    The Option shall i1mnediately lapse upon the Executive's Termination of Service, subject to, and except as otherwise specified within, the terms and conditions of Section 3.1, above and this Section 3.2(a).

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(b)The Option over Shares that has become vested and exercisable in accordance with Section 3.1 will cease to be exercisable by the Executive upon the first to occur of the following events:

(i)The eighth anniversary of the Grant Date; or

(ii)Twelve months after the date of the Executive's Termination of Service by reason of death or Disability; or

(iii)Thirty-six months after the date of the Executive's Termination of Service by reason of (A) a termination by the Company without Cause, (B) resignation with Good Reason by the Executive, (C) delivery to the Executive of a notice of non-renewal prior to the end of the Initial Term or the first Renewal Term, or (D) Retirement.

(iii)Ninety days after the date of the Executive's Termination of Service for any reason other than (A) the reasons set forth in 3.2 (b)(ii) or (iii) or (B) where the Committee has exercised its discretion in accordance with Section 3.l(f) above; or

(iv)Six calendar months after the date of the Executive's Termination of Service, provided the Committee has exercised its discretion pursuant to Section 3. l(f) above and termination is other than for Cause; or

(v)If the Committee so determines pursuant to Section 13 of the Plan and 3.1(e) of this Agreement, during a specified period immediately prior to the effective date of a Change of Control, so long as the Executive has a reasonable opportunity to exercise or receive value for his Option prior to such effective date.

(c)    The Executive agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Executive's online account with the Company's designated broker/stock plan administrator, the Agreement including any applicable Schedules thereto.

(d)    The Committee may, in its sole discretion, cancel the Option, if the Executive fails to execute and deliver or electronically accept the Agreement and documents in the manner specified within the period set forth in Section 3.2(c).

ARTICLE IV

EXERCISE OF OPTION

Section 4.1 - Person Eligible to Exercise

During the lifetime of the Executive, only he may exercise an Option or any portion thereof. After the death of the Executive, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by any person empowered to do so under the Executive's will or under then-applicable laws of inheritance.

Section 4.2 - Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3 - Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office or the Company's agent, if so directed, all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)    Notice in writing signed by the Executive or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee and made available to the Executive (or such other person then entitled to exercise the Option);

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(b)    Full payment (i) in cash, (ii) electronic transfer, (iii) by way of a cashless exercise with a broker as approved by the Company, (iv) by withholding in Shares to be issued upon exercise of the Option, if this method of exercise is approved by the Committee in its sole discretion; (iv) by way of a surrender of Shares previously-owned by the Executive to the Company, (v) by check, if the Company, in its sole discretion allows this method of payment, (vi) or by a combination thereof) of the Exercise Price for such Option or portion thereof that is exercised, provided the Shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such Exercise Price or part thereof and any Tax-Related Items (as defined in (d) below);

(c)Full payment to the Company of all Tax-Related Items which, under federal, state, local or foreign law, it is required to withhold upon exercise of the Option;

(d)In a case where the Company is obliged to (or would suffer a disadvantage if it were not to) account for any Tax-Related Items (in any jurisdiction) for which the Executive is liable by virtue of the Executive's participation in the Plan that are legally applicable to the Executive or deemed by the Company, in its discretion, to be an appropriate charge to the Executive, the Executive agrees to make adequate arrangements satisfactory to the Company, or its respective agents, to satisfy all Tax-Related Items by electing one or a combination of the following: (i) withholding from the Executive's wages or other cash compensation paid to the Executive by the Company; (ii) withholding from proceeds of the sale of Shares issued upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Executive's behalf pursuant to this authorization without further consent); (iii) withholding in Shares to be issued upon the exercise of the Option, if this method of exercise is approved by the Committee, in its sole discretion; (iv) by way of surrender of Shares previously-owned by the Executive to the Company; or (v) by the Executive's payment of the Tax Related Items by cash, electronic transfer or by check if the Company, in its sole discretion, allows the Executive to pay any Tax-Related Items by check. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Executive will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Executive is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Executive agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Executive's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Executive fails to comply with his obligations in connection with the Tax-Related Items; and

(e)In the event the Option or any portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Executive, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may, prior to exercise, require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option (other than a transfer through a sale of the Shares on the principal stock exchange or electronic trading system on which such Shares are then traded) does not violate the Exchange Act and may issue stop-transfer orders in the United States covering such Shares.

Section 4.4 - Conditions to Issuance of Shares

The Shares to be delivered upon the exercise of the Option, or any portion thereof in accordance with Section 3.1 of this Agreement, may be previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to issue or deliver any certificates representing such

Shares or their electronic equivalent issued upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)    The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b)    The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

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Section 4.5 - Rights as Shareholder

The Executive shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Executive.

ARTICLE V

ADDITIONAL TERMS AND CONDITIONS OF OPTION

Section 5.1 - Nature of Grant

In accepting the Option, the Executive acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the Executive's participation in the Plan is voluntary and subject to the terms of the Employment Agreement;

(c)    the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;

(d)    the Option and any Shares acquired under the Plan and the income and the value of the same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(e)the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(f)	if the underlying Shares do not increase in value, the Option will have no value;

(g)if the Executive exercises the and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(h)    unless otherwise provided in the Plan, the Employment Agreement or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and
(i)    the Executive acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Executive's local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Executive pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

Section 5.2 - No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive's participation in the Plan, or the issuance of Shares upon exercise of the Option or sale of the Shares. The Executive is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

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ARTICLE VI

DATA PRIVACY NOTICE AND CONSENT

Section 6.1 - Data Privacy

(a)The Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Executive's personal data as described in this Agreement and any other Option grant materials ("Data") by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Executive's participation in the Plan.

(b)The Executive understands that the Company may hold certain personal information about the Executive, including, but not limited to, the Executive's name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive's favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c)The Executive understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Executive understands that the recipients of the Data may be located in the Executive's country or elsewhere, and that the recipients' country (e.g., Ireland) may have different data privacy laws and protections from the Executive's country. The Executive understands that if he resides outside the United States, he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Executive authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Executive understands that Data will be held only as long as is necessary to implement, administer and manage the Executive's participation in the Plan. The Executive understands that if he resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Executive understands that he is providing the consents herein on a purely voluntary basis. If the Executive does not consent, or the Executive later seeks to revoke his consent, his employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Executive's consent is that the Company would not be able to grant the Executive an Option or other equity awards or administer or maintain such awards. Therefore, the Executive understands that refusing or withdrawing his consent may affect the Executive's ability to participate in the Plan. For more information on the consequences of the Executive's refusal to consent or withdrawal of consent, the Executive understands that he may contact his local human resources representative.

ARTICLE VII

MISCELLANEOUS

Section 7.1 - Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. Subject to the terms of the Employment Agreement, all actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons. No member of the C01mnittee shall be personally liable for any action, determination or interpretation made in good faith

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with respect to the Plan or the Options. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 7.2 - Options Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Executive or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 7.3 - Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 7.4 - Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: General Counsel

and any notice to be given to the Executive shall be at his address contemplated by the Employment Agreement.

By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive's personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom's Post Office or in the case of a notice given by an Executive resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section 7.5 - Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 7.6 - Applicability of Plan

The Options shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Options.

Section 7.7 - Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 7.8 - Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions.

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Section 7.9 - Jurisdiction

The State and Federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts.

Section 7 .10 - Arbitration

Any dispute with may arise out of or in connection with this Agreement will be subject to the Arbitration clause set forth in Section 7(i) of the Employment Agreement.

Section 7.11 - Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Executive hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Executive accepts the electronic signature of the Company.

Section 7 .12 - Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 7.13 - Schedule A

The Option shall be subject to any special provisions set forth in Schedule A for the Executive's country of residence, if any. If the Executive relocates to one of the countries included in Schedule A during the life of the Option, the special provisions for such country shall apply to the Executive, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.

Section 7 .14 - Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Option and the Shares acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 7.15 - Waiver

The Executive acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Executive or any other Participant of the Plan.

Section 7. 16 - Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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By the Executive's execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Executive's online account with the Company's designated broker/stock plan administrator, the Executive and the Company have agreed that the Option is granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules. attached hereto).

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

/S/ DOMINIC CASSERLEY	By:	/S/ ADAM L. ROSMAN
DOMINIC CASSERLEY	Name:	ADAM L. ROSMAN
	Title:	Group General Counsel

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SCHEDULE A

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY 2012 EQUITY INCENTIVE PLAN

COUNTRY-SPECIFIC APPENDIX TO
TIME-BASED SHARE OPTION AWARD AGREEMENT

Terms and Conditions

This Schedule A includes additional terms and conditions that govern the Option granted to the Executive under the Willis Group Holdings Public Limited Company 201 2 Equity Incentive Plan, as amended from time to time (the "Plan") if the Executive resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Executive's country as of May 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Executive not rely on the information noted herein as the only source of information relating to the consequences of the Executive's participation in the Plan because the information may be out of date at the time the Executive exercises the Option under the Plan.

In addition, the information is general in nature. The Company is not providing the Executive with any tax advice with respect to the Option. The information provided below may not apply to the Executive's particular situation, and the Company is not in a position to assure the Executive of any particular result. Accordingly, the Executive is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Executive's country apply to the Executive's situation.

Finally, if the Executive is a citizen or resident of a country other than·the one in which the Executive is currently working, transfers employment after this Option is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Executive, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Executive.

UNITED KINGDOM

Terms and Conditions

Tax Withholding Obligations
The following provisions supplements Section 4.3(d) of the Agreement:

The Executive agrees that if he or she does not pay or the Company does not withhold from the Executive the full amount of income tax that the Executive owes at exercise, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the "Taxable Event"), within 90 days after the Taxable Event or such other period specified in section 222(l)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income tax will constitute a benefit to him on which additional income tax and national insurance contributions ("NICs" will be payable. The Executive understands and agrees that he will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any NICs due on this additional benefit.

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UNITED STATES OF AMERICA

Notifications

Tax Information
The Option is not an incentive stock option within the meaning of Section 422 of the Code.

Exchange Control Information
Under the Foreign Account Tax Compliance Act ("FATCA"), United States taxpayers who hold Shares or rights to acquire Shares ( i.e., an Option) may be required to report certain information related to their holdings to the extent the aggregate value of the Options/Shares exceeds certain thresholds (depending on the Executive's filing status) with the Executive's annual tax return. The Executive is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the Option or any Shares acquired under the Plan.

In addition, United States persons who have signature or other authority over, or a financial interest in, bank, securities or other financial accounts outside of the United States (including a non-U.S. brokerage account holding the Shares or proceeds from the sale of Shares) must file a Foreign Bank and Financial Accounts Report ("FBAR") with the United States Internal Revenue Service each calendar year in which the aggregate value of the accounts exceeds $10,000. The FBAR must be on file by June 30 of each calendar year for accounts held in the previous year which exceed the aggregate value.

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